Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Heidrick & Struggles International, Inc.

(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)

Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	649,000	$35.62	$23,117,380.00	0.00014760	$3,412.13

Total Offering Amounts					$23,117,380.00		$3,412.13

Total Fee Offsets							—

Net Fee Due							$3,412.13

(1)

Heidrick & Struggles International, Inc., a Delaware corporation (the “Registrant”), is registering an aggregate of 649,000 shares of common stock, par value $0.01 per share (“Common Stock”), that may be issued under the Fifth Amended and Restated Heidrick & Struggles 2012 GlobalShare Program, as amended (the “Program”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the Program relating to adjustments for changes resulting from a stock dividend, stock split or similar change.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high and low sale prices of the Common Stock, as quoted on The Nasdaq Stock Market LLC, on May 20, 2024.